Exhibit 10.c

AMENDMENT NO. 1 TO

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

This Amendment No. 1 to the Agreement and Plan of Merger and Reorganization (this “Amendment”) dated October 7, 2024, is by and among Eastside Distilling, Inc., a Nevada corporation (“Eastside”), East Acquisition Sub, Inc., a Delaware corporation and wholly owned subsidiary of Eastside (“Merger Sub”), and Beeline Financial Holdings, Inc., a Delaware corporation (“Beeline”) and together with Eastside and Merger Sub, the “Parties”).

WHEREAS, the Parties entered into the Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) on September 4, 2024; and

WHEREAS, in the Merger Agreement, the Parties agreed that Schedule 2.1 and Schedule 2.1(e) of the Merger Agreement would be supplied by amendment.

WHEREAS, the Parties desire to amend the Merger Agreement to attach Schedule 2.1 and Schedule 2.1(e) and to fix grammatical and typographical errors in various sections.

NOW, THEREFORE, the Parties hereby agree to amend the Merger Agreement as follows.

1.	Beeline attaches Schedule 2.1 and Schedule 2.1(e) to this Amendment.

2.	Section 4.4 of the Merger Agreement is hereby deleted and replaced as follows:

4.4. Capitalization. The authorized capital stock of Eastside consists of 6,000,000 shares of Common Stock having a par value of $0.0001 and 100,000,000 shares of preferred stock having a par value of $0.0001. Currently there are 3,540,625 shares of Common Stock issued outstanding. Currently there are 2,500,000 shares of Series B Preferred Stock issued and outstanding and 117,586 shares of Series C Preferred Stock issued and outstanding. Upon the Closing of the merger contemplated by the Merger Agreement, the Company shall have issued and outstanding the following series of Preferred Stock which upon stockholder approval of an amendment to the Company’s Articles of Incorporation and stockholder approval of the issuance of more than 19.99% of Common Stock in accordance with the Rules of The Nasdaq Stock Market shall be convertible into Common Stock subject only to any beneficial ownership limitations contained in any certificate of designations of rights, preferences and limitations as follows:

Series	No. of Shares Outstanding	No. of Shares of Common Stock Issuable Upon an Increase of Authorized Common Stock		No. of Shares of Common Stock Issuable Upon Shareholder Approval in Accordance with the Rules of Nasdaq
A	N.A.	N.A.		N.A.
B	2,500,000	40,322		40,322
C	86,352	673,574	(1)	673,574	(1)
D	255,474	—		1,419,300
E	200,000	—		1,000,000
F
F-1

(1) Includes 580,899 shares of common stock issuable on conversion of Series C Preferred, which will be surrendered to Eastside on November 7, 2024 in exchange for shares of Spirits Inc.

This does not give effect to any shares of Eastside convertible preferred stock sold in a private placement at about or following the time of the Closing.

All the issued and outstanding capital stock of Eastside has been duly authorized and validly issued, are fully paid and nonassessable. Schedule 4.4 reflects the number of shares of Eastside capital stock owned by each Affiliate of Eastside. Except for 177,725 shares of common stock issued to Crater Lake Pte. pursuant to an Accommodation and Waiver Agreement dated September 16, 2024, 400,000 shares of common stock issued to Geoffrey Gwin pursuant to the First Amendment to Executive Employment Agreement dated October 7, 2024, and 442,042 shares of common stock sold on September 6, 2024 in an ATM offering, Eastside has not issued any capital stock since its most recently filed periodic report under the Exchange Act. No Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by this Agreement. Except as contemplated by the First Amended and Restated Debt Exchange Agreement or the Executive Employment Agreement with Geoffrey Gwin dated October 7, 2024 and as reflected on Schedule 4.4, there are no outstanding options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, any shares of the capital stock of Eastside or any Subsidiary, or contracts, commitments, understandings or arrangements by which Eastside or any Subsidiary is or may become bound to issue additional shares of capital stock or Common Stock Equivalents or capital stock of any Subsidiary. The issuance of the Merger Shares will not obligate Eastside or any Subsidiary to issue shares of Common Stock or other securities to any Person other than the Beeline stockholders. Except for provisions of the Certificate of Designation of the Series C Preferred Stock that will be eliminated upon closing under the First Amended and Restated Debt Exchange Agreement, there are no outstanding securities or instruments of Eastside or any Subsidiary with any provision that adjusts the exercise, conversion, exchange or reset price of such security or instrument upon an issuance of securities by Eastside or any Subsidiary. There are no outstanding securities or instruments of Eastside or any Subsidiary that contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which Eastside or any Subsidiary is or may become bound to redeem a security of Eastside or such Subsidiary. Eastside does not have any stock appreciation rights or “phantom stock” plans or agreements or any similar plan or agreement. There are no stockholders agreements, voting agreements or other similar agreements with respect to Eastside’s capital stock to which Eastside is a party or, to the Knowledge of Eastside, between or among any of Eastside’s stockholders other than as disclosed in Schedule 4.4.

2

3.	Section 2.1 and references in the Agreement to “Merger Shares” in the Agreement are hereby amended to refer to “a number of shares of Series F Convertible Preferred Stock and Series F-1 Convertible Preferred Stock (collectively, the “Series F”) of Eastside (together, the “Merger Shares”) that, when issued, will represent eighty-two and one-half percent (82.5%) of the aggregate outstanding capital stock of Eastside on a fully-diluted basis (including giving effect to full conversion of such Merger Shares, but excluding from the calculation of Eastside capital stock the Series E Preferred Stock and Common Stock issuable on conversion thereof).”

Sections 2.1(a) and 6.1(e) and references in the Agreement to the outstanding Debentures of Beeline are hereby amended to delete any references to such Debentures’ exchange for Beeline Common Stock, and to instead refer to or provide for Beeline and the Debenture holders of Beeline having entered into an agreement to amend the Debentures in a manner satisfactory to Eastside and Beeline prior to or as of the Closing Date.

The following sentence is hereby deleted from Section 2.1(a): “For the purposes of this Agreement, the issuance of Series G Convertible Preferred Stock of Eastside to certain Beeline stockholders in connection with a private placement of Eastside securities shall be deemed to be a part of the 82.5% of Eastside capital stock issuable to the Beeline stockholders.”

4.	The definition of “Beeline Financial Statements” in Section 3.6 is amended to refer to “true and complete copies of its unaudited financial statements for years ending December 31, 2023 and 2022 and for the six months ended June 30, 2024 (the “Beeline Financial Statements”).”

5.	Section 5.5 is deleted and replaced as follows:

5.5 Listing. Eastside shall use commercially reasonable efforts to cause the shares of Common Stock issuable upon conversion of the Merger Shares to be authorized for listing on the Trading Market, subject to official notice of issuance, in accordance with the Trading Market Rules, within a reasonable period of time following the Closing and in any event by the earlier of (i) the date on which such shares of Common Stock are registered on a registration statement which has been filed with and declared effective by the SEC, and (ii) the six month anniversary of the Closing Date.

3

6.	Section 6.1(c) of the Merger Agreement is hereby deleted and replaced as follows:

(c) Debt Exchange Agreement. The First Amended and Restated Debt Exchange Agreement between Eastside and all of its secured and unsecured lenders, in the form annexed hereto as Exhibit A, shall have been fully executed, and the Closing defined in said Debt Exchange Agreement shall have occurred prior to or simultaneous with the Closing of the Merger.

7.	Section 6.1(f) is hereby deleted and replaced with “Intentionally omitted.”

8.	Section 6.2 of the Merger Agreement is hereby deleted and replaced as follows:

6.2 Conditions Specific to Obligations of Eastside and Merger Sub. The obligations of Eastside to consummate the transactions contemplated by this Agreement are further subject to the satisfaction, at or before the Closing Date, of all the following conditions, any one or more of which may be waived in writing by Eastside:

(a) Accuracy of Representations and Warranties. All representations and warranties made by Beeline shall be true and correct on and as of the Closing Date as though such representations and warranties were made on and as of that date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and accurate as of such date or with respect to such period), except where the failure of such representations and warranties to be so true and accurate (without giving effect to any limitation as to “materiality” set forth therein), would not have a Material Adverse Effect on Beeline.

(b) Performance. Beeline shall have performed, satisfied and complied with in all material aspects all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by Beeline on or before the Closing Date.

(c) Certification. Eastside shall have received a certificate, dated the Closing Date, signed by an officer of Beeline certifying:

(i) that the conditions specified in Sections 6.2(a) and (b) above have been fulfilled;

(ii) that, as of the Closing Date, there are no equity securities issued by Beeline and outstanding other than Common Stock and the stock options, other equity grants, if any, and warrants to be assumed by Eastside pursuant to Section 2.1(e); and

(iii) that Beeline and the Debenture holders of Beeline have entered into an agreement to amend the Debentures in a manner satisfactory to Eastside and Beeline.

4

(d) Beeline Preferred Stock Conversion. The Parties shall have received evidence that immediately prior to the Closing the issued and outstanding Preferred Stock of Beeline shall have been converted into Beeline Common Stock, or such Preferred Stock will otherwise be exchanged for Merger Shares in accordance with this Agreement;

(e) Resolutions and Written Consents. Eastside shall have received certified resolutions of the Boards of Directors of Beeline authorizing Beeline’s execution, delivery and performance of this Agreement and all actions to be taken by Beeline hereunder. Eastside shall have also received resolutions duly adopted by the stockholders of Beeline authorizing Beeline’s execution, delivery and performance of this Agreement, and all actions to be taken by Beeline hereunder.

(f) Good Standing Certificate. Beeline shall have delivered to Eastside a certificate issued by the Secretary of State of Delaware, evidencing the good standing of Beeline in Delaware as of a date not more than five (5) calendar days prior to the Closing Date.

(g) Due Diligence. Eastside shall have received from Beeline all information reasonably requested by Eastside from Beeline, and none of such information shall have revealed a material inaccuracy of any warranty by Beeline made in this Agreement.

(h) Beeline Finances. Beeline shall have delivered to Eastside a certification by Beeline’s Chief Financial Officer that, as of June 30, 2024, Beeline’s stockholders’ equity, measured in accordance with GAAP, was approximately $1,000,000.

(i) Consents. All authorizations, consents, orders, declarations or approvals of, or filings with, or terminations or expirations of waiting periods imposed by, any Governmental Authority or third party which the failure to obtain, make or occur would have or could reasonably be expected to have a Material Adverse Effect on Beeline shall have been obtained, made or occurred.

(j) No Material Adverse Effect. There shall not have occurred any Material Adverse Effect as to Beeline.

(k) Eastside shall have arranged for the transfer of its existing operating businesses to wholly-owned Subsidiaries and further completed the sale of the “Craft” subsidiary.

5

9.	Section 6.3(k) is hereby deleted and replaced as follows:

(k)	Beeline shall in its sole discretion be satisfied with the outstanding liabilities of Eastside and the amount of cash or other property payable to satisfy liabilities.

10.	Sections 7.3(d) and (f) are hereby deleted and replaced as follows:

(d)	Evidence that the new Eastside warrants have been or will be following the Closing issued in exchange for the outstanding Beeline warrants pursuant to Section 2.1(e).

(f)	Evidence that the new Eastside stock options have been or will be following the Closing granted in exchange for the outstanding Beeline stock options.

11.	A new Section 10.11 is hereby added to read as follows:

10.11.

(a) Eastside covenants and agrees to use its best efforts to close a financing as soon as practicable following the Closing, and in any event within 15 days of the Closing on substantially similar terms to those annexed on Exhibit A hereto. Eastside further covenants and agrees to assume all obligations of Beeline with respect to registration rights of the Beeline stockholders which were in effect as to any Beeline securities as of the Closing Date.

(b) For a period of two years from the Closing Date, Eastside shall provide to each of Nick Luizza and Chris Moe, for as long as such individual remains a director or officer of Eastside or Beeline, with at least one day’s advance written notice of, and access to and the right to be present and see and hear the proceedings of, any meeting of the Board of Directors or a committee of the Board of Directors of Eastside. During such period, Eastside shall provide such individuals with all written or electronic materials, and all other information, provided to the Board of Directors of Eastside or a committee thereof in connection with any such meeting, and shall provide such individuals with any proposed written consent in lieu of a meeting in the same manner as set forth above.

12.	Eastside and Merger Sub acknowledge that the Merger Agreement had Merger Sub as a party although it was not incorporated until October 2, 2024. Eastside and Merger Sub ratify and approve the execution of the Merger Agreement and Eastside as the sole shareholder approves entering into the Merger as contemplated by the Merger Agreement, as amended.

[Signature Pages Follow]

6

IT WITNESS WHEREOF, the Parties hereto have executed this Amendment as of the date written above.

Eastside:

EASTSIDE DISTILLING, INC.
a Nevada corporation

By:	/s/ Geoffrey Gwin
Name:	Geoffrey Gwin
Title:	Chief Executive Officer

Merger Sub:

EAST ACQUISITION SUB, INC.
a Delaware corporation

By:	/s/ Geoffrey Gwin
Name:	Geoffrey Gwin
Title:	Chief Executive Officer

Beeline:

BEELINE FINANCIAL HOLDINGS, INC.
a Delaware corporation

By:	/s/ Nick Liuzza
Name:	Nick Liuzza
Title:	Chief Executive Officer

Schedule 2.1

Beeline Capital Stock Exchange Schedule

Beeline stockholders are receiving 70 million Eastside Distilling, Inc. shares of a combination Series F Convertible Preferred Stock (“Series F”) and shares of Series F-1 Convertible Preferred Stock (“Series F-1”). Each Beeline stockholder will receive, on an as-converted basis, such stockholder’s pro rata portion of shares of Series F and shares of Series F-1 which will be convertible into Eastside Common Stock at a ratio of 4.89252978530683 shares of Eastside Common Stock for each share of Beeline Common Stock exchanged in the Merger, determined on an as-converted basis. The exact number of Series F and Series F-1 will be determined after determining the number of other securities that are deemed by The Nasdaq Stock Market to be issued together with the Series F and Series F-1 but the total number of shares of Eastside Common Stock issuable to each Beeline stockholder shall not be affected once shareholder approval under the Rules of the Nasdaq Stock Market is obtained.

Schedule 2.1(e)

Beeline Warrants Exchange Schedule

Upon or following the Closing, Eastside shall assume all existing Beeline warrants and issue to the Beeline warrant holders new Eastside warrants in the amounts and at the exercise prices which give effect to the ratio for the Merger Shares (as converted), and with the same termination dates as the Beeline warrants.